Exhibit 99.1

GLOBAL INDUSTRIAL REPORTS FOURTH QUARTER AND
FULL YEAR 2025 FINANCIAL RESULTS

Fourth Quarter Sales Increased 14.3%; Operating Income Improved 35.2%; EPS Grew 40.7%
Full Year Sales of $1.38 Billion, Increased 4.8%; Operating Income Improved 21.2%
Quarterly Dividend Increased by 7.7% to $0.28

PORT WASHINGTON, NY, February 24, 2026 – Global Industrial Company (NYSE: GIC), a value-added distributor and source for industrial equipment and supplies, today announced financial results for the fourth quarter ended December 31, 2025.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$345.6	$302.3	$1,379.1	$1,315.9
Gross profit	$119.1	$102.3	$490.2	$452.0
Gross margin	34.5%	33.8%	35.5%	34.3%
Operating income from continuing operations	$19.6	$14.5	$97.6	$80.5
Operating margin	5.7%	4.8%	7.1%	6.1%
Net income from continuing operations	$14.6	$10.6	$72.0	$60.7
Net income per diluted share from continuing operations	$0.38	$0.27	$1.85	$1.57

Net income from discontinued operations	$0.0	$0.1	$0.1	$0.3
Net income per diluted share from discontinued operations	$0.00	$0.00	$0.00	$0.01
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31. For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month. The actual fiscal fourth quarter ended on January 3, 2026 and December 28, 2024, respectively. The fourth quarter of 2025 included 14 weeks and the full year of 2025 included 53 weeks. The fourth quarter of 2024 included 13 weeks and the full year of 2024 included 52 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to U.S. dollars using the current year's average exchange rate. There were 66 selling days in the U.S. and Canada in the fourth quarter of 2025 and 62 selling days in the U.S. and Canada in the fourth quarter of 2024. There were 257 selling days in the U.S. in 2025 and 253 selling days in 2024 and 254 selling days in Canada in 2025 and 250 selling days in Canada in 2024.

Fourth Quarter 2025 Financial Summary:

•Consolidated sales increased 14.3% to $345.6 million in U.S. dollars compared to $302.3 million last year and average daily sales increased 7.4% compared to prior year.
•Consolidated gross margin increased to 34.5% compared to 33.8% last year.
•Consolidated operating income from continuing operations increased 35.2% to $19.6 million compared to $14.5 million last year.
•Net income per diluted share from continuing operations increased 40.7% to $0.38 compared to $0.27 last year.

Year Ended 2025 Financial Summary:

•Consolidated sales increased 4.8% to $1.38 billion in U.S. dollars compared to $1.32 billion last year and average daily sales increased 3.2% compared to prior year.
•Consolidated gross margin increased to 35.5% compared to 34.3% last year.
•Consolidated operating income from continuing operations increased 21.2% to $97.6 million compared to $80.5 million last year.
•Net income per diluted share from continuing operations increased 17.8% to $1.85 compared to $1.57 last year.

Anesa Chaibi, Chief Executive Officer, said "2025 was a year of solid execution and significant progress for Global Industrial, with revenue growing 4.8% to $1.38 billion. We ended the year with good momentum across the business, highlighted by a 7.4% increase in average daily sales in the fourth quarter, driven by both volume and price improvements. We also delivered strong margin performance, generated healthy cash flows, and today announced an increase in the quarterly recurring dividend for the 11th consecutive year. In addition, during the fourth quarter we repurchased approximately 326,000 shares of our stock."

"We continue to make progress on our strategic initiatives, which we believe will enable us to drive profitable top-line growth, and scale the business in 2026 and beyond. This includes transforming our business model to become a more customer-centric organization along with reframing our go-to-market strategy to better meet the needs of our customers. In 2025, we invested in our CRM and services platforms to gain deeper insights, allowing us to enhance the alignment of our services and solutions to provide increased value for our customers. We are pleased with our performance and excited about our growth strategy."

At December 31, 2025, the Company had total working capital of $218.0 million, cash and cash equivalents of $67.5 million, and excess availability under its credit facility of approximately $120.5 million. Operating cash flow generated by continuing operations in the quarter was approximately $20.0 million. During the fourth quarter of 2025, the Company repurchased approximately 326,000 shares of its common stock at an aggregate purchase price of $9.3 million.  The Company’s Board of Directors has declared a cash dividend of $0.28 per share to common stock shareholders of record at the close of business on March 9, 2026, payable on March 16, 2026.  The Company anticipates continuing a regular quarterly dividend in the future.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its fourth quarter 2025 results today, February 24, 2026 at 5:00 p.m. Eastern Time. A live webcast of the call will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC) is a leading distributor of high-quality, industrial-strength equipment and supplies, serving organizations of all sizes across a wide range of industries. With more than 75 years of experience, customers rely on Global Industrial for its broad portfolio of national and private brands, trusted service, and focus on value. We help customers keep their operations running by delivering the right products when they need them, because We Can Supply ThatTM. Visit Globalindustrial.com, and follow us on Facebook, Instagram, and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

INVESTOR/MEDIA CONTACTS:
Mike Smargiassi / Collin Dreizen
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com / collin@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$345.6	$302.3	$1,379.1	$1,315.9
Cost of sales	226.5	200.0	888.9	863.9
Gross profit	119.1	102.3	490.2	452.0
Gross margin	34.5%	33.8%	35.5%	34.3%
Selling, general and administrative expenses	99.5	87.8	392.6	371.5
Operating income from continuing operations	19.6	14.5	97.6	80.5
Operating margin	5.7%	4.8%	7.1%	6.1%
Interest and other expense, net	0.0	0.4	0.0	0.7
Income from continuing operations before income taxes	19.6	14.1	97.6	79.8
Provision for income taxes	5.0	3.5	25.6	19.1
Net income from continuing operations	14.6	10.6	72.0	60.7
Net income from discontinued operations	0.0	0.1	0.1	0.3
Net income	$14.6	$10.7	$72.1	$61.0

Net income per common share from continuing operations:
Basic	$0.38	$0.27	$1.86	$1.58
Diluted	$0.38	$0.27	$1.85	$1.57

Net income per common share from discontinued operations:
Basic	$0.00	$0.00	$0.00	$0.01
Diluted	$0.00	$0.00	$0.00	$0.01

Net income per common share:
Basic	$0.38	$0.27	$1.86	$1.59
Diluted	$0.38	$0.27	$1.85	$1.58

Weighted average common and common equivalent shares:
Basic	38.4	38.3	38.4	38.3
Diluted	38.5	38.4	38.4	38.4

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	December 31,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$67.5	$44.6
Accounts receivable, net	139.6	126.5
Inventories	174.6	167.1
Prepaid expenses and other current assets	14.8	14.4
Total current assets	396.5	352.6
Property, plant and equipment, net	18.5	19.1
Operating lease right-of-use assets	91.8	72.7
Goodwill and intangibles	64.3	65.7
Other assets	9.7	10.6
Total assets	$580.8	$520.7

Current liabilities:
Accounts payable and accrued expenses	$162.4	$154.3
Operating lease liabilities	16.1	14.1
Total current liabilities	178.5	168.4
Operating lease liabilities	87.5	69.0
Other liabilities	1.6	2.2
Shareholders’ equity	313.2	281.1
Total liabilities and shareholders’ equity	$580.8	$520.7

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$72.0	$60.7
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	7.7	7.6
Stock-based compensation	7.4	2.8
Provision (benefit) for deferred taxes	0.6	(0.5)
Change in working capital	(10.9)	(22.3)
Other, net	0.9	2.1
Net cash provided by operating activities from continuing operations	77.7	50.4
Net cash provided by operating activities from discontinued operations	0.1	0.3
Net cash provided by operating activities	77.8	50.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3.1)	(3.8)
Acquisition	(4.0)	0.0
Net cash used in investing activities from continuing operations	(7.1)	(3.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(40.3)	(38.4)
Stock-based compensation share issuances, net	1.9	1.7
Purchase of treasury shares	(9.1)	0.0
Net cash used in financing activities from continuing operations	(47.5)	(36.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.3)	0.0

NET INCREASE IN CASH	22.9	10.2
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	44.6	34.4
CASH AND CASH EQUIVALENTS – END OF PERIOD	$67.5	$44.6